Exhibit 99.1

Press Release

Media Relations Contact:

Brian Ziel, (831) 439-5429

brian.ziel@seagate.com

Investor Relations Contact:

Rod Cooper, (831) 439-2371

rod.cooper@seagate.com

SEAGATE TECHNOLOGY PROVIDES UPDATE REGARDING SECURITIES AND

EXCHANGE COMMISSION’S REQUEST FOR INFORMATION

Scotts Valley, Calif. – October 29, 2003 – Seagate Technology (NYSE: STX) today provided an update to the recent investigatory request by the Securities and Exchange Commission for third-party research analyst reports on the company from January 1, 2000 through August 30, 2003.

On October 28, 2003 the Company received additional information from the SEC regarding the focus of their initial investigatory request. Based on the information provided by the SEC, the company believes the SEC is examining the allegations raised by a former employee that was terminated as previously disclosed in the Company’s initial public offering prospectus dated December 10, 2002.

The former employee has alleged that the Company dismissed him because he asserted that the Company had incorrectly reallocated certain expenses between costs of goods sold and research and development costs in its financial statements. The reallocations, which the Company did record, were related to a broad company restructuring that changed the focus of activities at various locations as between manufacturing and research and development. These reallocations had no impact on either revenues or earnings and were detailed in the Company’s financial statement contained in its initial public offering prospectus. Moreover, the Company reviewed the reallocations, as well as its financial statement disclosures regarding them, with its independent auditors and the members of the audit committee of its board of directors at the time of the Company’s initial public offering in light of the employee’s allegations. Based upon the Company’s review, which included an investigation by independent counsel and independent accountants reporting to its audit committee, the Company believes that all reallocations were appropriate, the associated disclosure was complete, and that all of the employee’s allegations are without merit. Additional information about the claim can be found on page 88 of the Company’s prospectus dated, December 10, 2002.

The Company is fully cooperating and providing all information requested by the SEC to expedite their review.

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, PC, Notebook, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Seagate and Seagate Technology are registered trademarks of Seagate Technology LLC.

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